THE SPENDSMART PAYMENTS COMPANY

DATED: June 10, 2013

To the Holders of the Original Warrants:

This letter is to inform you that The SpendSmart Payments Company (the “Company”) is offering holders of certain warrants to purchase common stock of the Company (defined below as the “Original Warrants”) the opportunity to amend and exercise such Original Warrants, upon the terms set forth in the enclosed “Offer to Amend and Exercise Warrants to Purchase Common Stock of The SpendSmart Payments Company” dated as of June 10, 2013 (the “Offer to Amend and Exercise”). The warrants subject to the Offer to Amend and Exercise are those warrants holders which currently own the following: (i) outstanding warrants to purchase an aggregate of 634,916 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on December 13, 2012 and November 30, 2012 (the “December Warrants”), of which 541,667 are exercisable at an exercise price of $7.50 per share (the “$7.50 December Warrants”) and 93,249 are exercisable at an exercise price of $9.00 per share (the “$9.00 December Warrants”); (ii) outstanding warrants to purchase an aggregate of 1,016,518 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012 (the “Investor Warrants”), of which 833,333 are exercisable at an exercise price of $7.50 per share (the “$7.50 Investor Warrants”) and 183,185 are exercisable at an exercise price of $9.00 per share (the “$9.00 Investor Warrants”); (iii) outstanding warrants to purchase an aggregate of 446,188 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on October 21, 2011 and November 21, 2011 (the “2011 Warrants”) of which 333,334 are exercisable at an exercise price of $7.50 per share (the “$7.50 2011 Warrants”) and 112,854 are exercisable at an exercise price of $9.00 per share (the “$9.00 2011 Warrants”); and (iv) outstanding warrants to purchase an aggregate of 431,950 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on November 16, 2010 (the “2010 Warrants”), of which 125,000 are exercisable at an exercise price of $6.00 per share (the “$6.00 2010 Warrants”) and 306,950 are exercisable at an exercise price of $9.00 per share (the “$9.00 2010 Warrants”)(the $7.50 December Warrants, $7.50 Investor Warrants and the $7.50 2011 Warrants collectively referred to as the “$7.50 Original Warrants”, the “$9.00 December Warrants, $9.00 Investor Warrants, $9.00 2011 Warrants and $9.00 2010 Warrants collectively referred to as the “$9.00 Original Warrants”). The $9.00 Original Warrants, $7.50 Original Warrants and the $6.00 2010 Warrants are collectively referred to as the “Original Warrants”. All terms not defined in this letter shall have the meanings set forth in the Offer to Amend and Exercise.

The Offer to Amend and Exercise is an opportunity for the holders of the Original Warrants to amend and exercise the Original Warrants at a reduced warrant cash exercise price of $2.25 per share of Common Stock, subject to the terms and conditions set forth in the Offer to Amend and Exercise. The purposes of the Offer to Amend and Exercise are to help the Company raise funds to support the Company’s operations by encouraging the participating holders to exercise the Original Warrants by significantly reducing both the exercise price and the exercise period of the Original Warrants. The Company plans to use the funds obtained for working capital and other general corporate purposes.

The enclosed Offer to Amend and Exercise together with the Election to Participate and Exercise Warrant, forms of Amended Warrants and Notice of Withdrawal constitute the “Offering Materials.” The Offering Materials provide information regarding the Offer to Amend and Exercise and instructions as to how you can participate and exercise your Original Warrants. You should read all of the materials carefully before you decide whether to amend and exercise any of your Original Warrants. Also, please note that although there is no minimum participation requirement with respect to this Offer to Amend and Exercise, you may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company, prior to the expiration of the Offer to Amend and Exercise, which is 5:00 p.m. (Eastern Standard Time) on July 8, 2013, as may be extended by the Company in its sole discretion (the “Expiration Date”): (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $2.25 per share multiplied by the number of shares of common stock you elect to purchase. The cash exercise price may be tendered in the form of check or wire transfer, pursuant to the wire instructions contained in the Election to Participate and Exercise Warrant. These items must be properly delivered, before the Expiration Date to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325; Attn: Corporate Secretary, telephone (866) 497-6081. If you properly tender (and do not validly withdraw) these materials on or prior to 5:00 p.m., Eastern Standard Time on July 8, 2013, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and these materials and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us on or prior to 5:00 p.m., Eastern Standard Time on July 8, 2013, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise). However, if we have not accepted your tendered Original Warrant by August 5, 2013, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after the Expiration Date. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Very truly yours,

/s/ Michael R. McCoy
Michael R. McCoy
Chairman & Chief Executive Officer